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                       [LETTERHEAD OF OGDEN CORPORATION]



                                    EXHIBIT A

                                                            CONTACT: Adam Weiner
                                                                     Eric Berman
                                                                     David Lilly
                                                               Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                              Raymond Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000

                              FOR IMMEDIATE RELEASE

            OGDEN CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2000

   -- RECURRING BASE EBIT FROM CONTINUING ENERGY OPERATIONS IS $14.9 MILLION--

NEW YORK, MAY 17, 2000 - Ogden Corporation (NYSE: OG) today reported results for the first quarter ended March 31, 2000. Recurring base earnings before interest and taxes (EBIT) from the Company's continuing Energy operations were $14.9 million for the quarter. Including losses from discontinued operations of $25.3 million, the Company had a net loss of $29.5 million, or $0.59 per diluted share. Consolidated revenues from Energy operations for the three months ended March 31, 2000, were $222.2 million. Consolidated total revenues from continuing operations for the three months ended March 31, 2000, were $236.0 million.

"The performance of our Energy business exceeded expectations by approximately $2 million in the first quarter and is consistent with our overall expectations of $95 million in recurring base EBIT for the full year," said Scott G. Mackin, President and Chief Executive Officer of Ogden Corporation.

As previously announced, Ogden is pursuing the disposition of its non-core Aviation and Entertainment assets, as well as certain other non-core businesses, to ensure a solid financial platform for its Energy business. The Aviation and Entertainment business segments are being reported as discontinued operations.

The loss from discontinued operations of $25.3 million includes an Entertainment business loss before interest and taxes of $31.3 million, reflecting an $18.7 million accrual for operating losses estimated to be incurred until dates of disposition of the businesses, $2.8 million of start-up costs at water and theme parks and $5.2 million in increased overhead costs mainly associated with discontinuance of the Entertainment businesses.

FIRST QUARTER RESULTS FOR ENERGY

For the 2000 first quarter, Ogden reported EBIT from its Energy business of $11.9 million, on revenues of $222.2 million, compared to EBIT for the comparable period in the prior year of $18.1 million on revenues of $217.1 million. The 2000 first quarter EBIT included $3.5 million


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in losses at its Ogden Environmental and Energy Services (OEES) subsidiary and
$1.8 million in additional depreciation in connection with shortened estimated useful lives of certain air pollution control equipment resulting from the Clean Air Act Amendments. In addition, the Company recorded $2.3 million in nonrecurring income associated with its Waste to Energy business in the 2000 first quarter. As previously announced, the Company is currently winding down OEES' construction operations and is in the process of exploring sales possibilities for its consulting operations. Results for the Company's Energy operations for the 1999 first quarter included $3.1 million in losses at OEES, a one-time gain of $4.9 million from the sale of the Company's interest in an independent power production (IPP) joint venture in Maine and $1.6 million in nonrecurring income associated with the settlement of a domestic IPP contract.

Adjusting for these items, the recurring base Energy EBIT for the 2000 first quarter was $14.9 million, compared to $14.7 million for the comparable period of 1999.

Revenues from continuing Energy operations for the first quarter 2000 reflect an increase of $5.1 million over the first quarter 1999. The increase in Energy segment revenues includes $12.9 million in new revenues associated with plants in Thailand and The Philippines that commenced operations for Ogden subsequent to the first quarter of 1999, $4.3 million due to the June 1999 acquisition of an additional 50% interest in a power plant the Company operates in California, and $5.4 million in increased revenues at several waste-to-energy facilities primarily attributed to improved performance and pricing. These increases were offset in part by reduced construction revenues from Waste to Energy and OEES, and the one-time gain of $4.9 million in 1999 from the sale of the Maine IPP joint venture mentioned above.

NON-CORE ASSET SALES

Mr. Mackin continued, "We have made significant progress with the disposition of our major non-core Entertainment businesses as well as certain Aviation privatization assets, in addition to other miscellaneous non-core assets. We expect to close the previously announced Food and Beverage Concessions and Venue Management division transaction within the next thirty days. At this point, it appears likely that the two remaining Entertainment venue management sales, Anaheim and Corel, could extend into the fall. The water and theme parks division transaction closed last Friday for all assets except for the Jazzland Theme Park. Jazzland remains on schedule for its grand opening this weekend, and we anticipate closing that transaction within the next thirty days. In addition, we have also recently completed transactions related to our Argentine and Dominican airport privatizations. We have received second round bids for our Aviation services division, and we are currently evaluating how to maximize the sales proceeds of these assets."

OUTLOOK

Mr. Mackin said, "In sum, we are very pleased that our first quarter Energy results are in line with expectations for the year. Additionally, our large-scale, coal-fired Quezon facility in The Philippines is now in acceptance testing and performing well, which indicates that it will soon be in commercial operation and contributing to the growth of our earnings. We are also pleased with the Entertainment and Aviation privatization asset sales that have occurred so far, and we look forward to completing the sales of the remaining Aviation and Entertainment assets. During this transition period, we will continue to invest in Energy projects to which we have


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committed and also develop our pipeline of opportunities. However, at this time it appears that new Energy investments may depend upon our ability to bring additional sources of funds into the Company until we complete the sales process. The Company remains focused upon completing these asset sales in as timely a manner as possible."

                                      * * *

On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company.

Ogden Energy group is a global developer/owner and operator of independent power projects and provides related infrastructure services.

Additional information about Ogden can be obtained via the Internet at www.ogdencorp.com, or through our automated information system at (888) 643-3612.

Any statements in this communication which may be considered to be "forward looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.


                                - Tables Follow -

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                                OGDEN CORPORATION
                                    EARNINGS
                                 (000'S OMITTED)



                                                    THREE MONTHS ENDED MARCH 31,
                                                    ---------------------------
                                                      2000             1999
                                                    ---------       -----------
ENERGY SEGMENT:
REVENUE
Energy Operations                                   $ 191,624       $   179,293
OEES                                                   30,544            37,775
                                                    ---------       -----------
TOTAL ENERGY REVENUE                                  222,168           217,068
                                                    ---------       -----------

DIRECT COSTS
Energy Operations                                     164,294           148,528
OEES                                                   31,799            37,342
                                                    ---------       -----------
TOTAL ENERGY DIRECT COSTS                             196,093           185,870
                                                    ---------       -----------
GROSS MARGIN
Energy Operations                                      27,330            30,765
OEES                                                   (1,255)              433
                                                    ---------       -----------
TOTAL ENERGY GROSS MARGIN                              26,075            31,198
% of Revenue                                            11.74%            14.37%

S.G.& A.
Energy Operations                                      13,567            10,792
OEES                                                    2,290             3,592
                                                    ---------       -----------
TOTAL ENERGY S.G.& A.                                  15,857            14,384
                                                    ---------       -----------
ENERGY OPERATING INCOME                                10,218            16,814
% of Revenue                                             4.60%             7.75%

ENERGY EQUITY INCOME                                    3,010             3,470

Minority interests                                     (1,324)           (2,216)
                                                    ---------       -----------
ENERGY EBIT                                            11,904            18,068

OTHER SEGMENT:
Revenue                                                13,838            17,756
Operating income (loss)                                (2,611)           (1,275)
Equity income                                              --                --
                                                    ---------       -----------
Unallocated corporate overhead                         (5,585)           (3,857)
Interest-Net                                           (8,485)           (5,873)
                                                    ---------       -----------

Pre-tax income (loss)                                  (4,777)            7,063
Income taxes                                              603            (3,004)
                                                    ---------       -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS               (4,174)            4,059
                                                    ---------       -----------


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                                OGDEN CORPORATION
                                    EARNINGS
                                 (000'S OMITTED)



                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                 2000            1999
                                                              ---------       ----------
DISCONTINUED OPERATIONS
EBIT-Aviation                                                 $    (641)      $   10,648
EBIT-Entertainment                                              (31,250)           1,000
Interest-Net                                                     (1,096)            (544)
Income taxes                                                      7,677           (4,642)
                                                              ---------       ----------

INCOME (LOSS) FROM DISCONTINUED OPERATIONS                      (25,310)           6,462

Cumulative effect of change in accounting principle                  --           (3,820)
                                                              ---------       ----------

COMPANY NET INCOME (LOSS)                                     $ (29,484)      $    6,701
                                                              =========       ==========

EPS-Continuing operations
Basic                                                         $   (0.08)      $     0.08
Fully Diluted                                                 $   (0.08)      $     0.08

EPS-Discontinued operations
Basic                                                         $   (0.51)      $     0.13
Fully Diluted                                                 $   (0.51)      $     0.13

EPS-Cumulative effect of change in accounting principle
Basic                                                                         $    (0.08)
Fully Diluted                                                                 $    (0.08)


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